UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 8, 2006

ChoicePoint Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-13069	58-2309650
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

1000 Alderman Drive Alpharetta, Georgia	30005
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (770) 752-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 8, 2006, ChoicePoint Inc. (the “Company”) entered into a five-year Lease Agreement with BNP Paribas Leasing Corporation (“BNPPLC”), as lessor, pursuant to which the Company is leasing its headquarters facility (the “Headquarters Lease”). On the same date, the Company also entered into a five-year Lease Agreement with BNPPLC, as lessor, pursuant to which the Company is leasing its data center facility (the “Data Center Lease”). BNPPLC, through its parent, BNP Paribas, has pre-existing relationships with the Company, including participation in the Company’s revolving credit agreement.

The Headquarters Lease, which covers approximately 207,000 square feet of office space located on approximately 20 acres in Alpharetta, Georgia, effectively replaces the Lease Agreement dated as of July 1, 1997, between SunTrust Banks, Inc. (“SunTrust”), as lessor, and the Company, as amended, for the same facility. The terminated lease would have expired in 2007. The Data Center Lease, which covers approximately 250,000 square feet of office space located on approximately 18 acres in Alpharetta, Georgia, effectively replaces the Master Lease Agreement dated as of August 29, 2001 between Atlantic Financial Group, Ltd., as lessor, and the Company, as amended, for the same facility. The terminated lease would have expired in 2008. The Company did not pay any termination penalties or additional fees as a result of the termination of the previous leases. SunTrust, directly or through affiliates, has pre-existing relationships with the Company, including participation in the Company’s revolving credit agreement and the Company’s receivables securitization for certain of the Company’s subsidiaries.

The Headquarters Lease and the Data Center Lease (collectively, the “Leases”) require the Company to pay base rent in monthly or quarterly installments, at the Company’s election, payable in arrears. Base rent under the Leases for a given period is equal to the accrued interest on the Lease Balance during such period, which interest accrues at a rate equal to LIBOR plus between 35 and 75 basis points, depending on the Company’s then-current Leverage Ratio (as defined in the Leases). Under the Leases, the “Lease Balance” is equal to the amount BNPPLC paid for the leased property (an aggregate of $71.4 million), less any payments received by BNPPLC as casualty insurance or condemnation proceeds. In addition to base rent, the Company must pay for all operating costs associated with the leased property, including property taxes, insurance and utility costs.

Each of the Leases has an initial term of five years, commencing as of December 8, 2006, and expiring on January 2, 2012. The Company has an option under each of the Leases to extend its term twice for an additional period of five years each beyond the then-current expiration date, subject to the condition that at least 180 days prior to the expiration of the then-current term thereof, the Company and BNPPLC shall have agreed on the base rent to be paid during the renewal term.

At the end of the term of the Leases, the Company must either: purchase the leased property for a price equal to the outstanding Lease Balance; arrange a sale of the leased property to a third party, subject to certain minimum sale price requirements; or make a payment to BNPPLC of an amount equal to the difference between the Lease Balance and BNPPLC’s Residual Risk (as defined in the Leases). The Company may terminate the Leases on the last business day of any month by giving BNPPLC 30 days’ prior written notice, provided the Company satisfies certain end-of-lease obligations.

The Leases contain customary representations, warranties and covenants. In addition, the Leases contain covenants to the effect that (i) the Company will not permit the Leverage Ratio (as defined in the Leases) to exceed 3.0 to 1.0 and (ii) the Company’s Interest Coverage Ratio (as defined in the Leases) shall not be less than 4.0 to 1.0. The Leases also include provisions, comparable to the provisions of the Company’s revolving credit agreement, that allow BNPPLC to receive capital adequacy charges and increased costs from the Company if banking laws or regulations change.

In the event of a default by the Company under the Leases, BNPPLC has the right to terminate the Leases and take possession of the leased property. In certain circumstances, BNPPLC may also be entitled to certain lease termination damages set forth in the Leases, which damages will not exceed 85% of the Lease Balance as of the effective date of the event of default. The Company’s obligations under the Leases and related documents are secured by a Deed to Secure Debt to which the Company’s leasehold interests in its headquarters facility and its data center facility are subject.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 is hereby incorporated into this Item 1.02 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 hereby is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2006	CHOICEPOINT INC.

	By:	/s/ David E. Trine
David E. Trine
Chief Financial Officer (Principal Financial Officer)